Exhibit 1.2

GLADSTONE LAND CORPORATION

AT THE MARKET OFFERING

AMENDMENT NO. 1 TO

EQUITY DISTRIBUTION AGREEMENT

May 18, 2021

Virtu Americas LLC

One Liberty Plaza

165 Broadway

New York, NY 10006

Ladies and Gentlemen:

Reference is made to that certain Equity Distribution Agreement, dated May 12, 2020, including the Schedules thereto (as further amended, the “Equity Distribution Agreement”), by and among Virtu Americas LLC (“Virtu”), Gladstone Land Corporation, a Maryland corporation (the “Company”) and Gladstone Land Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), pursuant to which the Company agreed to sell through or to Virtu, as sales agent and/or principal, up to an aggregate of $100,000,000 of shares of common stock (“Aggregate Limit”), par value $0.001 per share, of the Company. All capitalized terms used in this Amendment No. 1 to the Equity Distribution Agreement by and among Virtu, the Company and the Operating Partnership (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Equity Distribution Agreement. Virtu, the Company and the Operating Partnership agree as follows:

A. Amendments to Equity Distribution Agreement. The Equity Distribution Agreement is amended as follows:

1. Each reference to $100,000,000 in the title and Section 1 of the Equity Distribution Agreement is deleted and replaced with $260,000,000 for any and all purposes under the Equity Distribution Agreement.

B. Effectiveness. This Amendment shall become effective as of the date hereof. Upon the effectiveness hereof, all references in the Equity Distribution Agreement to “this Agreement” or the like shall refer to the Equity Distribution Agreement as further amended hereby.

C. Representation and Warranty. Each of the Company and the Operating Partnership jointly and severally represent and warrant to Virtu that this Amendment has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company and the Operating Partnership.

D. No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Equity Distribution Agreement shall continue in full force and effect.

E. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

F. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

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If the foregoing correctly sets forth the understanding among the Company, the Operating Partnership and Virtu, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among the Company, the Operating Partnership and Virtue.

Very truly yours,

GLADSTONE LAND CORPORATION

By:	/s/ David Gladstone
Name:	David Gladstone
Title:	Chairman & Chief Executive Officer

GLADSTONE LAND LIMITED PARTNERSHIP

By: GLADSTONE LAND PARTNERS LLC, its General Partner

By: GLADSTONE LAND CORPORATION, its Sole Member-Manager

By:	/s/ David Gladstone
Name:	David Gladstone
Title:	Chairman & Chief Executive Officer

ACCEPTED as of the date first-above written:

VIRTU AMERICAS LLC

By:	/s/ Joshua R. Feldman
Name:	Joshua R. Feldman
Title:	Managing Director

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GLADSTONE LAND CORPORATION – AMENDMENT NO. 1 TO EQUITY DISTRIBUTION AGREEMENT